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                                                                      EXHIBIT 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES

                       Computation of Earnings per Share







                              1997                  1996              1995           1994                    1993
                             ------                ------          --------         ------                  -----

Average number of
shares outstanding
during the year              6,595,782              6,806,448       6,931,726       6,990,435               6,994,942

Options exercisable,
less shares that
could have been
purchased based on
the average market
value for the period             3,314                    443           4,429          20,289                  36,174
                            ----------             ----------      ----------      ----------              ----------
Average number of
common and common
equivalent shares
outstanding during
the year (a)                 6,599,096              6,806,891       6,935,975       7,010,724               7,031,116
                            ==========             ==========      ===========     ==========              ==========
Net earnings                $6,793,473             $3,374,257      $8,002,828      $9,852,200              $9,419,642
                            ==========             ==========      ===========     ==========              ==========
Net earnings per share      $     1.03             $     0.50      $     1.15      $     1.41              $     1.34
                            ==========             ==========      ===========     ==========              ==========


(a) Does not include options which are not dilutive. Effect under fully diluted computations is not material.